Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	February 18, 2020		Vice President & CFO

ENCORE WIRE REPORTS FOURTH QUARTER, FULL YEAR 2019 RESULTS; PLANNED
CAPITAL EXPENDITURES FOR EXPANSION
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2019.
Net sales for the fourth quarter ended December 31, 2019 were $302.3 million compared to $319.7 million for the fourth quarter of 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 1.6% in the fourth quarter of 2019 versus the fourth quarter of 2018. The average selling price of wire per copper pound sold decreased 5.8% in the fourth quarter of 2019 versus the fourth quarter of 2018. Net income for the fourth quarter of 2019 decreased to $10.5 million versus $25.0 million in the fourth quarter of 2018. Fully diluted net earnings per common share were $0.50 in the fourth quarter of 2019 versus $1.20 in the fourth quarter of 2018.
Net sales for the year ended December 31, 2019 were $1.275 billion compared to $1.289 billion for the year ended December 31, 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 4.1% in the year ended December 31, 2019 versus the year ended December 31, 2018. The average selling price of wire per copper pound sold decreased 5.8% in the year ended December 31, 2019 versus the year ended December 31, 2018, more than offsetting the unit volume impact on sales dollars. Net income for the year ended December 31, 2019 decreased to $58.1 million versus $78.2 million in the same period in 2018. Fully diluted net earnings per common share were $2.77 in the year ended December 31, 2019 versus $3.74 in the same period in 2018.
On a sequential quarter comparison, net sales for the fourth quarter of 2019 were $302.3 million versus $321.2 million during the third quarter of 2019. Sales dollars decreased due to an 8.1% unit volume decrease of copper building wire sold on a sequential quarter comparison. Copper wire sales prices increased 1.0%, while the price of copper purchased increased 1.4%. Net income for the fourth quarter of 2019 was $10.5 million versus $16.4 million in the third quarter of 2019. Fully diluted net income per common share was $0.50 in the fourth quarter of 2019 versus $0.78 in the third quarter of 2019.
We also have some news to share about our continued expansion plans, which we expect to proceed in two phases. Phase one will begin late in the first quarter of 2020 with the construction of a new 720,000 square foot facility located at the north end of our existing campus. This facility will act as a service center, modernizing our logistics to allow for increased throughput and provide the bandwidth necessary to capture incremental sales volumes. Phase one will allow us to compete at a higher level in the marketplace while further strengthening our industry-leading customer service and order fill rates. We expect to complete construction in the second quarter of 2021. Phase two of our expansion plans will commence following phase one and will focus on repurposing our existing distribution center to expand manufacturing capacity significantly and extend our market reach. Phase two completion is anticipated in 2022.
Commenting on the results and planned expansion, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “This is an exciting time for Encore's employees, customers and stakeholders. We've been under construction since inception and we continue to grow today. Our two-phase expansion plans will extend our reach and increase manufacturing capacity to meet the growing needs of our customers. We anticipate total capital expenditures to range from $85 - $95 million in 2020, $70 - $90 million in 2021, and $60 - $80 million in 2022. Our strong balance sheet and ability to consistently generate high levels of operating cash flow should provide ample allowance to fund planned capital expenditures. Our business and the markets for our products remain strong as evidenced by a 4.1% increase in unit volumes in 2019 compared to 2018. The unit volume increase was achieved even though we continue to face vigorous competition in the market place. Despite the strong U.S. construction market and demand for building wire, margins were restrained by competitive pricing in the fourth quarter of 2019 versus the fourth quarter of 2018. Gross profit margins fell in concert with a drop in copper prices versus 2018's fourth quarter and full year basis, along with the competitive pressure noted above. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread decreased 11.2% in the fourth quarter of 2019 versus the fourth quarter of 2018, while decreasing 4.9% in the full year comparison. The copper spread contracted 11.2% as the average price of copper purchased decreased 2.8% in the fourth quarter of 2019 versus the fourth quarter of 2018, while the average selling price of wire sold decreased 5.8%. It should be noted that the spreads in the fourth quarter of 2018 were the highest in over a decade. However, we still believe that the currently strong end markets can support those margin levels.
In aluminum wire, which represented 8.1% of our net sales in 2019, we successfully enforced our rights under the U.S. trade remedy laws. As a result of the International Trade Commission’s final affirmative decision, U.S. importers of aluminum wire and cable from China will be required to pay antidumping duties at rates ranging from 47.83% to 52.79%, plus countervailing duties at rates ranging from 33.44% to 165.63%, depending upon the Chinese exporter/supplier.
The U.S. economy appears strong, as is construction activity. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $231.0 million in cash at the end of the year.
Our low-cost structure and strong balance sheet have enabled us to withstand challenges in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our stockholders for their continued support.”
The Company will host a conference call to discuss the fourth quarter and full year results on Wednesday, February 19, 2020, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-993-8735, and the confirmation number is 49385927. In order to be put through to the call, you will be required to give the call screener your full name, your company name, your email address and your phone number. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release, other than the historical financial information, including statements about the copper and aluminum pricing environment, the extent of unfair import competition, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term EBITDA is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for previous fiscal years in Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2019	2018	2019	2018
Net Income	$10,535	$25,030	$58,129	$78,150
Income Tax Expense	3,292	7,424	17,599	23,534
Interest Expense	60	60	239	265
Depreciation and Amortization	4,453	4,192	17,707	16,513
EBITDA	$18,340	$36,706	$93,674	$118,462

Encore Wire Corporation
Condensed Balance Sheets
(In Thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current Assets
Cash	$230,965	$178,405
Receivables, net	223,098	235,353
Inventories, net	89,684	102,367
Prepaid Expenses and Other	5,491	3,112
Total Current Assets	549,238	519,237
Property, Plant and Equipment, net	333,179	298,658
Other Assets	737	165
Total Assets	$883,154	$818,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$40,509	$36,706
Accrued Liabilities and Other	34,787	36,866
Total Current Liabilities	75,296	73,572
Long-Term Liabilities
Deferred Income Taxes and Other	28,762	24,032
Total Long-Term Liabilities	28,762	24,032
Total Liabilities	104,058	97,604
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	63,009	60,822
Treasury Stock	(91,056)	(91,056)
Retained Earnings	806,874	750,421
Total Stockholders’ Equity	779,096	720,456
Total Liabilities and Stockholders’ Equity	$883,154	$818,060

Encore Wire Corporation
Condensed Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
	(unaudited)				(unaudited)

Net sales	$302,252	100.0%	$319,727	100.0%	$1,274,994	100.0%	$1,288,683	100.0%
Cost of sales	266,505	88.2%	266,501	83.4%	1,109,023	87.0%	1,098,961	85.3%
Gross profit	35,747	11.8%	53,226	16.6%	165,971	13.0%	189,722	14.7%

Selling, general and administrative expenses	22,927	7.6%	21,613	6.8%	94,442	7.4%	90,212	7.0%
Operating income	12,820	4.2%	31,613	9.8%	71,529	5.6%	99,510	7.7%

Net interest & other income	1,007	0.4%	841	0.3%	4,199	0.4%	2,174	0.2%
Income before income taxes	13,827	4.6%	32,454	10.1%	75,728	6.0%	101,684	7.9%

Provision for income taxes	3,292	1.1%	7,424	2.3%	17,599	1.4%	23,534	1.8%
Net Income	$10,535	3.5%	$25,030	7.8%	$58,129	4.6%	$78,150	6.1%

Basic earnings per share	$0.50		$1.20		$2.78		$3.75
Diluted earnings per share	$0.50		$1.20		$2.77		$3.74
Weighted average number of common and common equivalent shares outstanding:
Basic	20,912		20,878		20,904		20,845
Diluted	21,002		20,927		20,990		20,910
Cash dividend declared per share	$0.02		$0.02		$0.08		$0.08

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